Exhibit 21.1

List of Subsidiaries

1.
Witness Systems, LLC

2.
Witness Systems Canada, Inc.

3.
Witness Systems Pty Limited

4.
Witness Systems, S.A. de C.V.

5.
Witness Systems Services, S.A. de C.V.

6.
Witness Systems, K.K

7.
Witness Systems Limited

8.
Eyretel Australia Pty, Limited

9.
Witness Systems (Singapore) PTE Limited

10.
Witness Systems (Malaysia) SDN. BHD.

11.
Witness Systems Deutschland GmbH

12.
Witness Systems HK Limited

13.
Witness Systems Software Hardware E Servico Do Brasil Ltda

14.
WS Holdings Limited

15.
Witness Systems Software (India) Private Limited

16.
Blue Pumpkin Software, Inc.